Exhibit 99.1

              NATCO GROUP ANNOUNCES RECORD 1ST QUARTER 2006 RESULTS

                  SEGMENT PROFIT UP 103% FROM PRIOR YEAR PERIOD

                             INCREASES 2006 GUIDANCE

    HOUSTON, May 2 /PRNewswire-FirstCall/ -- NATCO Group Inc. (NYSE: NTG) today announced revenue for the first quarter 2006 of $117.8 million, an increase of 33% over first quarter 2005 revenue of $88.7 million. Net income allocable to common stockholders for the first quarter 2006 was $7.5 million, or $0.41 per diluted share, compared to net income allocable to common stockholders for the first quarter 2005 of $2.5 million, or $0.16 per diluted share.

    Segment profit increased to $14.4 million for the first quarter 2006, up 103% from $7.1 million for the first quarter 2005. Bookings for the first quarter 2006 were $154.3 million, up 49% from first quarter 2005 bookings of $103.8 million.

    John U. Clarke, NATCO's Chairman and CEO, said, "Our operating results solidly reflect the positive impact from the strong bookings profile of last year and the improved operating efficiencies in each business segment resulting from revenue and cost initiatives started in 2005. Each business segment posted record earnings in the quarter with forward momentum expected to continue well into 2007."

    The increase in revenue and segment profit over the prior year's first quarter was primarily due to improved results from both the standard and traditional and built-to-order business lines within the Company's Oil & Water Technologies segment. Also, the Company's Gas Technologies segment increased its earnings contribution from new built-to-order systems, higher throughput at its West Texas CO2 processing facility and replacement membrane sales compared to the prior year's quarter. The Company's Automation & Controls business showed improvement in the first quarter of 2006 compared to the first quarter of 2005 as a result of higher Gulf of Mexico field service work and an increase in revenue from control panel fabrication projects.

    For the first quarter 2006, the Oil & Water Technologies segment increased revenue over the first quarter 2005 by 27% to $85.1 million. Segment profit increased $4.2 million to $5.6 million. The improved results included margin benefits from favorable execution activity on several Middle East built-to-order projects and from standard and traditional pricing and margin improvements in North America. First quarter 2006 bookings for the segment increased 44% to $112.8 million from $78.1 million for the first quarter 2005 primarily as a result of increased awards of built-to-order projects.

    Revenue from the Gas Technologies segment was $12.7 million in the first quarter 2006, compared to $7.9 million in the first quarter 2005. Segment profit for the first quarter 2006 was $6.1 million compared with $4.1 million in the prior year period primarily as a result of higher membrane replacement sales activity in the current year, higher contribution from CO2 membrane built-to-order projects and higher throughput at the Company's West Texas CO2 processing facility. Bookings in the first quarter 2006 totaled $20.5 million, compared with $11.5 million in the first quarter 2005 due to the award of an add-on to an existing CO2 membrane system announced early in the first quarter 2006.

    Revenue and segment profit contribution from the Automation & Controls segment in the first quarter 2006 increased 38% and 70% over the prior year's comparable period to $20.9 million and $2.7 million, respectively. The increase in Gulf of Mexico field service work and higher revenue from panel fabrication projects each contributed to the period over period increase.

    Weighted average shares of 19.0 million for the first quarter 2006 increased from 16.0 million in the first quarter of 2005 primarily as a result of the dilutive impact of the Company's outstanding convertible preferred shares.

    Mr. Clarke concluded, "NATCO set records for bookings, backlog, net income and earnings per share in the first quarter. Each of our operating segments continues to experience historically high levels of activity. The pricing discipline and cost control initiatives we implemented over the past twelve months have resulted in improved gross profit and segment profit margins. We made very good progress on the integration and consolidation of our UK Execution Center and, as previously announced, will incur a mid-year charge of approximately $2 million related to vacating one of our lease office facilities."

    The Company is increasing 2006 guidance with respect to segment profit, now estimated at $58 to $63 million based upon revenues of approximately $500 to $525 million and earnings per diluted common share, excluding special charges, of $1.65 to $1.75. For the second quarter 2006, the Company expects revenue of $115 to $120 million and segment profit of $14.5 to $15.0 million.

    The Company will hold its quarterly earnings conference call on Wednesday, May 3rd at 9:00 a.m. Central time. Interested parties are directed to the investor relations page on the Company's website for information on accessing the conference call or webcast.

    NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for nearly 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

    Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward- looking statements.

                        NATCO GROUP INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                             March 31,    December 31,
                                                               2006           2005
                                                           ------------   ------------
                                                           (unaudited)
                         ASSETS

Current assets:
  Cash and cash equivalents                                $     13,602   $      9,198
  Trade accounts receivable, less allowance
   for doubtful accounts of $1,397 and $1,123
   as of March 31, 2006 and December 31, 2005,
   respectively                                                 116,304        111,770
  Inventories                                                    44,211         37,194
  Deferred tax assets, net                                        3,462          3,465
  Prepaid expenses and other current assets                       3,324          3,612
                                                           ------------   ------------
      Total current assets                                      180,903        165,239
Property, plant and equipment, net                               32,851         33,263
Goodwill, net                                                    80,882         80,891
Deferred income tax assets, net                                   3,395          3,329
Other assets, net                                                 1,596          1,021
                                                           ------------   ------------
      Total assets                                         $    299,627   $    283,743
                                                           ============   ============

     LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
             STOCK AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                         $     42,628   $     48,720
  Accrued expenses and other                                     43,708         41,781
  Customer advances                                              29,387         18,272
  Current installments of long-term debt                         24,393          6,429
  Income tax payable                                              3,678            890
                                                           ------------   ------------
      Total current liabilities                                 143,794        116,092
Long-term debt, excluding current installments                      ---         20,964
Long-term deferred tax liabilities                                  683            483
Postretirement benefit and other
 long-term liabilities                                            9,683          9,814
                                                           ------------   ------------
      Total liabilities                                    $    154,160   $    147,353
                                                           ============   ============
Series B redeemable convertible preferred
 stock (aggregate redemption value of
 $15,000), $.01 par value. 15,000 shares
 authorized, issued and outstanding
 (net of issuance costs)                                         14,222         14,222

Stockholders' equity:
  Preferred stock $.01 par value. Authorized
   5,000,000 shares (of which 500,000 are
   designated as Series A and 15,000 are
   designated as Series B); no shares issued
   and outstanding (except Series B
   shares above)                                                    ---            ---
  Series A preferred stock, $.01 par value
   Authorized 500,000 shares; no shares
   issued and outstanding                                           ---            ---
  Common stock, $.01 par value. Authorized
   50,000,000 shares; issued and outstanding
   16,995,238 and 16,914,052 shares as of
   March 31, 2006 and December 31, 2005,
   respectively                                                     170            169
  Additional paid-in capital                                    103,197        101,671
  Accumulated earnings                                           27,398         19,914
  Treasury stock, no shares and 2,550 shares
   at cost as of March 31, 2006 and
   December 31, 2005, respectively                                  ---            (22)
  Accumulated other comprehensive income                            480            436
                                                           ------------   ------------
      Total stockholders' equity                                131,245        122,168
                                                           ------------   ------------
Commitments and contingencies
      Total liabilities, redeemable convertible
       preferred stock and stockholders' equity                     ---            ---
                                                           $    299,627   $    283,743
                                                           ============   ============

                        NATCO GROUP INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                  Three Months Ended March 31,
                                                  ----------------------------
                                                      2006            2005
                                                  ------------    ------------
Revenues
  Products                                        $     97,006    $     71,735
  Services                                              20,761          16,921
                                                  ------------    ------------
    Total revenue                                      117,767          88,656
                                                  ------------    ------------
Cost of goods sold
  Products                                        $     75,935    $     58,425
  Services                                              10,424           8,946
                                                  ------------    ------------
    Total cost of goods sold                            86,359          67,371
                                                  ------------    ------------
    Gross profit                                        31,408          21,285

Selling, general and administrative expense             16,994          14,190
Depreciation and amortization expense                    1,445           1,323
Interest expense                                           703           1,015
Closure, severance and other                                50              42
Interest cost on postretirement benefit
 liability                                                  50             210
Interest income                                            (63)            (52)
Other, net                                                (447)            (80)
                                                  ------------    ------------
    Income before income taxes                          12,676           4,637
Income tax provision                                     4,817           1,762
                                                  ------------    ------------
    Net income                                    $      7,859    $      2,875
Preferred stock dividends                                  375             375
                                                  ------------    ------------
    Net income allocable to common stockholders   $      7,484    $      2,500
                                                  ============    ============
Earnings per share allocable to common
 stockholders:
  - basic                                         $       0.45    $       0.16
  - diluted                                       $       0.41    $       0.16

Basic weighted average number of shares of
 common stock outstanding                               16,663          15,816
Diluted weighted average number of shares
 of common stock outstanding                            19,046          16,042

                        NATCO GROUP INC. AND SUBSIDIARIES

                          UNAUDITED SEGMENT INFORMATION
                       (in thousands, except percentages)

                                              Three Months Ended
                                  ------------------------------------------
                                            March 31,           December 31,
                                  ---------------------------   ------------
                                      2006           2005           2005
                                  ------------   ------------   ------------
Revenue:
Oil & Water Technologies          $     85,070   $     67,005   $     87,038
Gas Technologies                        12,702          7,897         10,726
Automation & Controls                   20,872         15,152         17,827
Eliminations                              (877)        (1,398)          (809)
                                  ------------   ------------   ------------
Total revenue                     $    117,767   $     88,656   $    114,782
                                  ============   ============   ============
Gross profit:
Oil & Water Technologies          $     19,220   $     12,845   $     18,256
Gas Technologies                         7,596          5,117          6,247
Automation & Controls                    4,592          3,323          3,749
                                  ------------   ------------   ------------
Total gross profit                $     31,408   $     21,825   $     28,252
                                  ============   ============   ============
Gross profit % of revenue:
Oil & Water Technologies                  22.6%          19.2%          21.0%
Gas Technologies                          59.8%          64.8%          58.2%
Automation & Controls                     22.0%          21.9%          21.0%
Total gross profit % of revenue           26.7%          24.0%          24.6%

Operating expenses:
Oil & Water Technologies          $     13,589   $     11,415   $     13,102
Gas Technologies                         1,525          1,052          1,450
Automation & Controls                    1,880          1,723          2,210
                                  ------------   ------------   ------------
Total operating expenses          $     16,994   $      4,190   $     16,762
                                  ============   ============   ============
Segment profit (EBITDA): (A)
Oil & Water Technologies          $      5,631   $      1,430   $      5,155
Gas Technologies                         6,071          4,065          4,797
Automation & Controls                    2,712          1,600          1,538
                                  ------------   ------------   ------------
Total segment profit              $     14,414   $      7,095   $     11,490
                                  ============   ============   ============
Segment profit % of revenue:
Oil & Water Technologies                   6.6%           2.1%           5.9%
Gas Technologies                          47.8%          51.5%          44.7%
Automation & Controls                     13.0%          10.6%           8.6%
Total segment profit % of
 revenue                                  12.2%           8.0%          10.0%

Bookings:
Oil & Water Technologies          $    112,816   $     78,080   $    105,412
Gas Technologies                        20,536         11,534          5,244
Automation & Controls                   20,994         14,144         18,219
                                  ------------   ------------   ------------
Total bookings                    $    154,346   $    103,758   $    128,875
                                  ============   ============   ============

                                             As of                 As of
                                           March 31,            December 31,
                                  ---------------------------   ------------
                                      2006           2005            2005
                                  ------------   ------------   ------------
Backlog:
Oil & Water Technologies          $    177,555   $     84,022   $    149,772
Gas Technologies                        18,260          5,668         10,426
Automation & Controls                   11,788          2,987         10,826
                                  ------------   ------------   ------------
Total backlog                     $    207,603   $     92,677   $    171,024
                                  ============   ============   ============

(A) Total segment profit is a non-GAAP financial measure that can be reconciled to the unaudited condensed consolidated statements of operations as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

                                              Three Months Ended
                                  ------------------------------------------
                                           March 31,            December 31,
                                  ---------------------------   ------------
                                      2006           2005           2005
                                  ------------   ------------   ------------
                                                 (in thousands)
Total Segment profit:             $     14,414   $      7,095   $     11,490
  Net interest expense                     640            963            766
  Depreciation and amortization          1,445          1,323          1,295
  Closure, severance and other              50             42            539
  Interest cost on postretirement
   benefit liability                        50            210            137
  Other, net                              (447)           (80)          (127)
                                  ------------   ------------   ------------
Income before income taxes        $     12,676   $      4,637   $      8,880
  Income tax provision                   4,817          1,762          2,505
Net income                        $      7,859   $      2,875   $      6,375
                                  ============   ============   ============
  Preferred stock dividends                375            375            375
Net income allocable to
 common stockholders              $      7,484   $      2,500   $      6,000
                                  ============   ============   ============

SOURCE NATCO Group Inc.
    -0-                             05/02/2006
    /CONTACT:  Andy Smith of NATCO Group Inc., +1-713-685-8075/
    /Web site:  http://www.natcogroup.com /
    (NTG)